UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ONCOTHYREON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2601 Fourth Avenue

Suite 500

Seattle, Washington 98121

www.oncothyreon.com

DEAR STOCKHOLDER:

I am pleased to invite you to attend the 2015 annual meeting of stockholders of Oncothyreon Inc. to be held on Wednesday, June 9, 2015, at 9:00 A.M., local time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121 for the following purposes:

1. to elect Dr. Christopher Henney and Steven P. James as Class II directors;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3. to transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

We have elected to take advantage of the Securities and Exchange Commission’s rule that allows us to furnish our proxy materials to our stockholders over the Internet. We believe electronic delivery will expedite the receipt of materials and, by printing and mailing a smaller volume, will reduce the environmental impact of our annual meeting materials and help lower our costs. On or about April 23, 2015, a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) will be mailed to our stockholders. The Notice of Internet Availability contains instructions on how to access the notice of annual meeting, proxy statement and annual report to stockholders online. You will not receive a printed copy of these materials, unless you specifically request one. The Notice of Internet Availability contains instructions on how to receive a paper copy of the proxy materials.

The board of directors unanimously believes that the election of our nominees for director and ratification of the appointment of our independent registered public accountant are in our best interests and that of our stockholders. Accordingly, our board of directors recommends a vote FOR the election of the nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountant.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by attending the annual meeting and voting in person. You also may vote by submitting a proxy. Voting by proxy will ensure your shares are represented at the annual meeting. Please review the voting instructions in the Notice of Internet Availability or the information forwarded by your bank, broker or other holder of record.

Sincerely,

/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President, CEO and Director

2601 Fourth Avenue

Suite 500

Seattle, Washington 98121

www.oncothyreon.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2015

TO THE STOCKHOLDERS OF ONCOTHYREON INC.

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders of Oncothyreon Inc., a Delaware corporation, will be held on June 9, 2015, at 9:00 A.M., local time, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121, for the following purposes:

1. to elect Dr. Christopher Henney and Steven P. James as Class II directors;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3. to transact such other business as may properly come before the annual meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the meeting.

The board of directors has fixed the close of business on April 16, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, this annual meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection at least ten days prior to the annual meeting at our principal executive offices at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121.

We have elected to provide access to our proxy materials over the Internet. Accordingly, stockholders of record at the close of business on April 16, 2015 will receive a Notice of Internet Availability of Proxy Materials. We expect to mail the Notice of Internet Availability of Proxy Materials on or about April 23, 2015.

By Order of the Board of Directors,

/s/ Julia M. Eastland
Julia M. Eastland Chief Financial Officer, Vice President of Corporate Development and Secretary

Seattle, Washington

April 23, 2015

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE NOTIFY US BY CONTACTING INVESTOR RELATIONS AT (206) 769-9219 OR IR@ONCOTHYREON.COM.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND VOTE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE FOLLOW THE PROCEDURES OUTLINED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR REFER TO THE SECTION OF THE PROXY STATEMENT ENTITLED “INFORMATION CONCERNING VOTING AND SOLICITATION.”

EVEN IF YOU HAVE PROVIDED US WITH YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

YOUR VOTE IS IMPORTANT!

WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY IS GREATLY APPRECIATED.

i

ii

2601 Fourth Avenue

Suite 500

Seattle, Washington 98121

www.oncothyreon.com

THE ONCOTHYREON 2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors of Oncothyreon Inc., a Delaware corporation (Company), is providing a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) and access to these proxy materials to you in connection with the solicitation of proxies for use at the 2015 annual meeting of stockholders to be held on Wednesday, June 9, 2015, at 9:00 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

The Notice of Internet Availability will be sent to stockholders of record and beneficial stockholders starting on or around April 23, 2015. The proxy materials, including the Notice of Annual Meeting, proxy statement, and 2014 annual report to stockholders, will be made available to stockholders on the Internet on April 23, 2015.

Notice of Internet Availability of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials over the Internet rather than printing and mailing them to all stockholders. We believe electronic delivery will expedite the receipt of these materials, reduce the environmental impact of our annual meeting materials and will help lower our costs. Therefore, the Notice of Internet Availability will be mailed to stockholders starting on or around April 23, 2015. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions.

In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Choosing to receive your future proxy material by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy material by e-mail will remain in effect until you terminate it.

Please note that, while our proxy materials are available at www.envisionreports.com/ONTY referenced in the Notice of Internet Availability, no other information contained on the website is incorporated by reference in or considered to be a part of this proxy statement.

Who Can Vote

You will be entitled to vote if you are a stockholder of record of our common stock as of the close of business on April  16, 2015. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on April 16, 2015, 102,301,012 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. There is no cumulative voting. One-third of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting.

Voting of Shares and Revocation of Proxy

Stockholders of record as of the close of business on April 16, 2015 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the annual meeting. You may vote by attending the annual meeting and voting in person. You also may vote by submitting a proxy; please refer to the voting instructions in the Notice of Internet Availability or below. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT. You may vote in several different ways:

By Internet — Stockholders of record with Internet access may submit proxies until 11:59 p.m., Pacific Time, on June 8, 2015, by following the “Vote by Internet” instructions described in the Notice of Internet Availability or by following the instructions at www.envisionreports.com/ONTY. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability. Confirmation that your voting instructions have been properly recorded will be provided.

By telephone — Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability or the voting instructions provided by your broker, bank or nominee explaining this procedure. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded.

By mail — You may vote by completing, signing, dating and returning a proxy card which will be mailed to you if you request delivery of a full set of proxy materials. A postage-paid envelope will be provided along with the proxy card. Please follow the procedures outlined in the Notice of Internet Availability to request a paper proxy card.

If you are mailed a set of proxy materials and a proxy card or voting instruction card and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Regardless of the way in which you vote, if you submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the proxy (i) in favor of the election of the director nominees and (ii) in favor of ratification of the appointment of Ernst & Young LLP as our independent registered public accountant for the year ending December 31, 2015. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment thereof. The board of directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this proxy statement. In addition, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by: (i) sending a written notice of revocation to our corporate secretary at our principal executive office at 2601 Fourth Avenue, Suite 500, Seattle, WA 98121; (ii) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method); or (iii) attending the annual meeting in person and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker, bank or other nominee.

Required Vote

Proposal No. One: The affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the election of the directors. This means that the two director nominees who receive the highest number of affirmative “FOR” votes will be elected to the board.

Proposal No. Two: The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

Broker Non-Votes

Banks, brokers or other nominees are entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. For the purposes of the annual meeting, the only “routine” matter consists of the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm.

Absent instructions from the beneficial owner of such shares, a bank, broker or other nominee is not entitled to vote shares held for a beneficial owner on “non-routine” matters. For the purposes of the annual meeting, the election of the directors will be treated as a non-routine matter. Therefore, if you do not provide voting instructions to your broker or other nominee with respect that proposal, your shares cannot be voted.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the annual meeting. If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote on Proposal No. One, no votes will be cast on your behalf.

Counting of Votes

Proposal No. One: You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the board. In the election of directors, the director nominees receiving the highest number of affirmative “FOR” votes will be elected to the board. Votes withheld and broker non-votes will have no effect on this proposal.

Proposal No. Two: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of Ernst & Young as our independent registered accounting firm. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

A representative of Computershare Investor Services Inc., our transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.”

No Dissenters’ Rights

No action is proposed herein for which the laws of the State of Delaware, our certificate of incorporation or bylaws provide a right to our stockholders to dissent and obtain appraisal of, or payment for, such stockholders’ capital stock.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of the Notice of Internet Availability, this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our offices at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121 for the ten days prior to the annual meeting, and also at the annual meeting.

Stockholder Proposals for the 2016 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2016 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act), must be received at our principal executive offices no later than the close of business on December 25, 2015; provided, however, in the event the date of the 2016 annual meeting is changed by more than thirty days from June 9, 2016, notice must be received not later than a reasonable time before we begin to print and send the proxy materials for the 2016 annual meeting of stockholders.

Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal or director nomination and provide the information required by the provisions of our bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, a stockholder’s written notice must be delivered to or mailed and received at our principal executive offices no later than the close of business on December 25, 2015; provided, however, in the event the date of the 2016 annual meeting is changed by more than thirty days from June 9, 2016, notice must be received not later than the close of business on the later of one hundred twenty calendar days in advance of such annual meeting and ten calendar days following the date on which public announcement of the date of the meeting is first made.

Attending the Annual Meeting

Our annual meeting will begin promptly at 9:00 a.m., local time, on Wednesday, June 9, 2015, at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121.

Directions to the Hotel Andra from the Seattle-Tacoma International Airport are as follows:

1.	Proceed north on Interstate 5 to Exit 165 for Seneca Street;

2.	Follow Seneca Street to Fourth Avenue;

3.	Turn right on Fourth Avenue and drive six blocks to Hotel Andra.

All stockholders should be prepared to present photo identification for admission to the annual meeting. Admission will be on a first-come, first-served basis. If you are a beneficial stockholder and hold your shares in “street name,” you will be asked to present proof of ownership of your shares as of the record date. Examples of acceptable evidence of ownership include your most recent brokerage statement showing ownership of shares prior to the record date or a photocopy of your voting instruction form. Persons acting as proxies must bring a valid proxy from a stockholder of record as of the record date. Your late arrival or failure to comply with these procedures could affect your ability to participate in the annual meeting.

Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one Notice of Internet Availability unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. We believe this provides greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our Notice of Internet Availability and you wish to receive only a single copy of these documents for your household, please contact our corporate secretary at 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121 at (206) 801-2112.

If you participate in householding and wish to receive a separate copy of our Notice of Internet Availability, or if you do not wish to participate in householding and prefer to receive separate copies of this document in the future, please contact our corporate secretary at the address or telephone number indicated above and we will promptly deliver to you a separate copy of the Notice. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

General

As of the date of this proxy statement, our board of directors is composed of seven directors. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors, although no decrease in the authorized number of directors will have the effect of removing an incumbent director from the board of directors until such director’s term expires.

Our board of directors is divided into three classes of directors, serving staggered three-year terms, as follows:

•	Class II directors, Dr. Christopher Henney, Steven P. James and W. Vickery Stoughton, whose terms will expire at the 2015 annual meeting of stockholders;

•	Class III directors, Dr. Richard Jackson, Dr. Robert Kirkman and Dr. Ted W. Love, whose terms will expire at the 2016 annual meeting of stockholders; and

•	Class I director, Daniel Spiegelman, whose term will expire at the 2017 annual meeting of stockholders.

If nominated to stand for re-election, directors of a class whose terms expire at a given annual meeting will be up for re-election for three-year terms at that meeting. Each director’s term will continue until the election and qualification of his successor, or his earlier death, resignation or removal. This classification of our board of directors may have the effect of delaying or preventing changes in control of management. There are no family relationships among any of our directors or executive officers.

Information concerning our director nominees is set forth below. Unless otherwise indicated, each position with Oncothyreon described in each director’s biography below refers to a position currently with Oncothyreon and, prior to December 10, 2007, with Biomira Inc., our predecessor corporation. On December 10, 2007, Oncothyreon became the successor corporation to Biomira by way of a plan of arrangement effected pursuant to Canadian law.

Nominees for Election as Class II Directors at the 2015 Annual Meeting of Stockholders

There are two nominees standing for election as Class II directors this year. Based on the report of the corporate governance and nominating committee, of our current group of three Class II directors including Dr. Henney, Mr. James and Mr. Stoughton, our board of directors has approved the nominations of Dr. Henney and Mr. James for election as Class II directors at the 2015 annual meeting. If elected, Dr. Henney and Mr. James will hold office as Class II directors until our 2018 annual meeting of stockholders.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our board of directors. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

The board of directors expects that the nominees will be available to serve as directors. If Dr. Henney or Mr. James become unavailable, however, the proxy holders intend to vote for any nominee designated by the board of directors, unless the board of directors chooses to reduce the number of directors serving on the board of directors. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of Dr. Henney and Mr. James.

Information Concerning the Nominees for Election as Class II Directors

The following table sets forth information concerning the nominees for election as Class II directors at the 2015 annual meeting, including information as to the nominee’s age and business experience as of the record date.

Name of Nominee	Age	Principal Occupation During Past Five Years	Director Since
CHRISTOPHER HENNEY, Ph.D.	74	Christopher Henney, Ph.D., has served as the chairman of our board of directors since September 2006 and as a member of our board of directors since March 2005. Dr. Henney is a member of our compensation and corporate governance and nominating committees. From 1995 to 2003, Dr. Henney was chairman and chief executive officer of Dendreon Corporation, a publicly-traded biotechnology company that he co-founded and from 2003 to 2005 continued as executive chairman. Dr. Henney was also a co-founder of Immunex Corporation and ICOS Corporation, both publicly-traded biotechnology companies. Our corporate governance and nominating committee believes that Dr. Henney’s qualifications for membership on the board of directors include his roles as co-founder of Dendreon, Immunex and ICOS, as well as his membership on the boards of directors of several development-stage biotechnology companies. Through his experience in working with biotechnology companies from founding until commercialization of their product candidates, Dr. Henney provides our board of directors with significant insights into the strategic, operational and clinical development aspects of the company. Dr. Henney currently serves as vice-chairman of the board of directors of Cyclacel Pharmaceuticals, Inc., a development-stage biopharmaceuticals company, chairman of the board of directors of Anthera Pharmaceuticals, Inc., a biopharmaceutical company and as a member of the board of directors of Prothena Corporation plc, a biotechnology company. Dr. Henney was the chairman of SGX Pharmaceuticals, Inc., a biotechnology company acquired by Eli Lilly in 2008, and a member of the board of directors of AVI BioPharma, Inc., a biopharmaceuticals company, until June 2010 and Mymetics Corp. during 2011. Dr. Henney received a Ph.D. in experimental pathology from the University of Birmingham, England, where he also obtained his D.Sc. for contributions in the field of immunology. In 2011, he received the honorary degree of Doctor of the University from his alma mater for contributions to the biotechnology industry and in 2012 was elected to the Hall of Fame of the Association of International Biotechnology CEOs. Dr. Henney is a former professor of immunology and microbiology and has held faculty positions at Johns Hopkins University, the University of Washington and the Fred Hutchinson Cancer Research Center.	2005

STEVEN P. JAMES	57	Steven P. James, was appointed as a member of our board of directors in February 2015. Mr. James is a member of our audit committee. Mr. James served as President and Chief Executive Officer of Labrys Biologics, Inc., from December 2012 until its acquisition by Teva Pharmaceuticals in July 2014. He was President and Chief Executive Officer of KAI Pharmaceuticals, Inc., from October 2004 until its acquisition by Amgen in July 2012. He was Senior Vice President, Commercial Operations, at Exelixis, Inc., from 2003 until 2004. Previously he held senior business roles at Sunesis Pharmaceuticals, Inc., and Isis Pharmaceuticals, Inc. He began his career in new product planning at Eli Lilly and Company. Mr. James is also a member of the board of directors of Ocera Therapeutics, Inc., and Chrono Therapeutics, both biotechnology companies. Our corporate governance and nominating committee believes that Mr. James’ qualifications for membership on the board of directors include his extensive experience in the leadership of development stage biotechnology companies and in business development. Mr. James earned a Bachelor of Arts degree in biology from Brown University and a Masters in Management degree from the Kellogg Graduate School of Management at Northwestern University.	2015

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

RICHARD JACKSON, Ph.D., age 75, has been a member of our board of directors since May 2003. Dr. Jackson is the chairman of our compensation committee and a member of our corporate governance and nominating committee. Dr. Jackson is president of Jackson Associates, LLC, a biotechnology and pharmaceutical consulting company. From September 2006 to August 2014, Dr. Jackson was president and chief executive officer of Ausio Pharmaceuticals, LLC, a drug development company. From May 2002 to May 2003, Dr. Jackson was president, chief executive officer and chairman of the board of directors of EmerGen, Inc., a biotechnology company. From November 1998 to January 2002, Dr. Jackson served as senior vice president, research and development for Atrix Laboratories, Inc., a biotechnology company. From January 1993 to July 1998, Dr. Jackson served as senior vice president, discovery research, at Wyeth Ayerst Laboratories, the pharmaceuticals division of American Home Products Corporation. Our corporate governance and nominating committee believes that Dr. Jackson’s qualifications for membership on the board of directors include over 20 years of experience in academic medicine and over 25 years of experience at several pharmaceutical and biotechnology companies, with positions in both research and development and senior management. This experience allows Dr. Jackson to provide our board of directors with significant insights into the clinical development of our product candidates. Dr. Jackson served as a director of Inflazyme Pharmaceuticals Ltd. until 2007. Dr. Jackson received his Ph.D. in microbiology and his B.S. in chemistry from the University of Illinois.

ROBERT KIRKMAN, M.D., age 66, has served as a member of our board of directors and as our president and chief executive officer since September 2006. From 2005 to 2006, Dr. Kirkman was acting president and chief executive officer of Xcyte Therapies, Inc., which concluded a merger with Cyclacel Pharmaceuticals, Inc., both development stage biopharmaceuticals companies, in March of 2006. From 2004 to 2005, Dr. Kirkman was chief business officer and vice president of Xcyte. From 1998 to 2003, Dr. Kirkman was vice president, business development and corporate communications of Protein Design Labs, Inc., a biopharmaceuticals company. Dr. Kirkman also serves as a member of the board of directors of Trillium Therapeutics Inc., a public biopharmaceutical company. Our corporate governance and nominating committee believes that Dr. Kirkman’s qualifications for membership on the board of directors include his previous experience at development stage biotechnology companies and his position as our president and chief executive officer. Dr. Kirkman’s scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to our management team and our board of directors. Dr. Kirkman holds an M.D. degree from Harvard Medical School and a B.A. in economics from Yale University.

TED W. LOVE, age 56, has been a member of our board of directors since September 2013. Dr. Love is a member of our audit committee. Since June 2014, Dr. Love has served as chief executive officer of Global Blood Therapeutics, Inc. From February 2010 until August 2012, Dr. Love served as executive vice president and head of research and development and technical operations at Onyx Pharmaceuticals, Inc. From 2001 to January 2009, Dr. Love served as chairman and chief executive officer of Nuvelo, Inc. Dr. Love joined Nuvelo from Theravance, Inc., where he served as senior vice president of development from 1998 to 2001. Previously, he spent six years at Genentech, Inc., where he held a number of senior management positions in medical affairs and product development and served as chairman of Genentech’s product development committee. Our corporate governance and nominating committee believes that Dr. Love’s qualifications for membership on the board of directors include over 15 years of experience in the biotechnology industry. This experience provides our board of directors with significant insights into the strategic and operational issues facing our company. Dr. Love also serves as a member of the boards of directors of biopharmaceutical companies Amicus Therapeutics, Inc. and KaloBios Pharmaceuticals, Inc. Until April 2012, he served on the California Independent Citizens’ Oversight Committee. Dr. Love earned his Bachelor of Science in molecular biology from Haverford College and his M.D. from Yale Medical School.

Director Continuing in Office Until the 2017 Annual Meeting of Stockholders

DANIEL SPIEGELMAN, M.B.A., age 56, has been a member of our board of directors since June 2008. Mr. Spiegelman is the chairman of our audit committee and a member of our corporate governance and nominating committee. Since May 2012, Mr. Spiegelman has been the executive vice president and chief financial officer of Biomarin Pharmaceuticals Inc., a biopharmaceutical company focused on the development and commercialization of therapies for rare diseases. From October 2009 to May 2012, Mr. Spiegelman served as a consultant to provide strategic financial support to a portfolio of public and private life sciences companies. From 1998 to 2009, Mr. Spiegelman was employed at CV Therapeutics, Inc., a biopharmaceutical company acquired in 2009 by Gilead, most recently as senior vice president and chief financial officer. From 1992 to 1998, Mr. Spiegelman was an employee at Genentech, Inc., a biotechnology company, serving most recently as its treasurer. Mr. Spiegelman also serves as a member of the board of directors of Relypsa, Inc., a biopharmaceutical company. Our corporate governance and nominating committee believes that Mr. Spiegelman’s qualifications for membership on the board of directors include his extensive background in the financial and commercial issues facing growing biotechnology companies. Additionally, as chief financial officer of CV Therapeutics prior to its sale to Gilead Sciences, Mr. Spiegelman was involved in transitioning the company from a research and development focus to a commercial entity with two approved products. This experience allows Mr. Spiegelman to provide our board of directors with significant insights into financial strategy and organizational development. Mr. Spiegelman received his B.A. and M.B.A. from Stanford University.

Vote Required and Board of Directors Recommendation

The affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the election of the directors.

The board of directors recommends that stockholders vote “FOR” the election of Dr. Henney and Mr. James to the board of directors.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE YEAR ENDING DECEMBER 31, 2015

Our audit committee has selected the firm of Ernst & Young LLP to conduct an audit in accordance with generally accepted auditing standards of our financial statements for the year ending December 31, 2015. A representative of that firm is expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. The audit committee has discussed with Ernst & Young LLP its independence from us and our management, and this discussion included consideration of the matters in the written disclosures required by the Independence Standards Board and the potential impact that non-audit services provided to us by Ernst & Young LLP could have on its independence. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors.

Fees Billed to Us by Ernst & Young LLP during Fiscal 2014 and 2013

Audit Fees

Fees and related expenses for the 2014 audit by Ernst & Young LLP of our annual financial statements, its review of the financial statements included in our 2014 quarterly reports and other services, which include comfort letters, consents and accounting consultations that are provided in connection with statutory and regulatory filings totaled $626,032. Fees and related expenses for 2013 totaled $464,000.

Audit-Related Fees

None.

Tax Fees

For the years 2014 and 2013, Ernst & Young LLP billed us $21,000 and $99,939, respectively, for professional services related to preparation of our tax return and tax consultations on tax related matters.

All Other Fees

Ernst & Young billed us $1,995 for each of the years 2014 and 2013 for a subscription to their technical accounting database.

Policy on Audit Committee Pre Approval of Fees

In its pre-approval policy, the audit committee has authorized our chief executive officer or our chief financial officer to engage the services of Ernst & Young LLP with respect to the following:

•	audit related services that are outside the scope of our annual audit and generally are (1) required on a project, recurring, or on a one-time basis, (2) requested by one of our business partners (for example, a review or audit of royalty payments), or (3) needed by us to assess the impact of a proposed accounting standard;

•	audits of the annual statutory financial statements required by the non-U.S. governmental agencies for our overseas subsidiaries;

•	accounting services related to potential or actual acquisitions or investment transactions that if consummated would be reflected in our financial results or tax returns (this does not include any due diligence engagements, which must be pre-approved by the audit committee separately); and

•	other accounting and tax services, such as routine consultations on accounting and/or tax treatments for contemplated transactions.

Notwithstanding this delegation of authorization, the audit committee pre-approves all audit and non-audit related services performed by Ernst & Young LLP. On an annual basis prior to the completion of the audit, the audit committee will review a listing prepared by management of all proposed non-audit services to be performed by the external auditor for the upcoming fiscal year, such listing to include scope of activity and estimated budget amount. The audit committee, if satisfied with the appropriateness of the services, will provide pre-approval of such services. If non-audit services are required subsequent to the annual pre-approval of services, management will seek approval of such services at the next regularly scheduled audit committee meeting. If such services are required prior to the next audit committee meeting, management will confer with the audit committee chairman regarding either conditional approval subject to full audit committee ratification or the necessity to reconvene a meeting. The audit committee has considered the non-audit services provided to us by our independent registered public accountant and has determined that the provision of such services is compatible with their independence.

All audit-related, tax and other fees were approved by the audit committee.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

The audit committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, and the board of directors recommends that stockholders vote “FOR” ratification of this appointment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND RELATED STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our capital stock as of February 28, 2015 by (i) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our “named executive officers” and (iv) our directors and executive officers as a group, including shares they had the right to acquire within 60 days after February 28, 2015.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares(2)	Percent of Class(3)
5% or Greater Stockholders:
BVF, Inc.(4)	18,762,260	16.9%
BlackRock, Inc.(5)	5,665,289	5.3%
Directors and Named Executive Officers:
Christopher Henney(6)	123,776	*
Richard Jackson(7)	47,526	*
Steven P. James	—	—
Ted W. Love(8)	—	—
W. Vickery Stoughton(9)	46,692	*
Daniel Spiegelman(10)	20,644	*
Robert Kirkman(11)	932,536	*
Gary Christianson(12)	352,962	*
Julia Eastland(13)	230,850	*
Diana Hausman(14)	250,834	*
Scott Peterson(15)	256,258	*
All directors and executive officers as a group (12 persons)(16)	7,559,345	6.9%

*	Represents less than 1% of class or combined classes.
(1)	Except as otherwise indicated, the address of each stockholder identified is c/o Oncothyreon Inc., 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.
(2)	Options, RSUs and warrants exercisable within 60 days after February 28, 2015 are deemed outstanding for the purposes of computing the percentage of shares owned by that person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.
(3)	Based on 106,301,012 shares of common stock issued and outstanding as of February 28, 2015.
(4)	Based on information of beneficial ownership as of December 31, 2014, included in a Schedule13G/A filed with the SEC on February 17, 2015. Includes 13,762,260 shares of common stock and 5,000,000 warrants exercisable within 60 days after February 28, 2015 and are beneficially owned by BVF Inc. and various affiliated entities and one individual. The address of BVF Inc. is 900 North Michigan Avenue, Suite 1100, Chicago, Ill 60611.
(5)	Based on information of beneficial ownership as of December 31, 2014, included in a Schedule 13G/A filed with the SEC on February 2, 2015. Includes shares of common stock beneficially owned by BlackRock, Inc. and various affiliated entities. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(6)	Shares attributable to restricted stock units owned by Dr. Henney are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after February 28, 2015.
(7)	Shares attributable to restricted stock units owned by Dr. Jackson are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after February 28, 2015.
(8)	Shares attributable to restricted stock units owned Dr. Love are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after February 28, 2015.
(9)	Shares attributable to restricted stock units owned by Mr. Stoughton are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after February 28, 2015.
(10)	Shares attributable to restricted stock units owned by Mr. Spiegelman are not reflected as none of the shares underlying the RSUs have vested or will vest within 60 days after February 28, 2015.
(11)	Includes 924,203 shares of common stock that Dr. Kirkman has the right to acquire under outstanding options exercisable within 60 days after February 28, 2015.

(12)	Includes 332,500 shares of common stock that Mr. Christianson has the right to acquire under outstanding options exercisable within 60 days after February 28, 2015.
(13)	Includes 210,834 shares of common stock that Ms. Eastland has the right to acquire under outstanding options exercisable within 60 days after February 28, 2015.
(14)	Includes 250,834 shares of common stock that Dr. Hausman has the right to acquire under outstanding options exercisable within 60 days after February 28, 2015.
(15)	Includes 245,834 shares of common stock that Dr. Peterson has the right to acquire under outstanding options exercisable within 60 days after February 28, 2015.
(16)	Includes 2,921,256 shares of common stock issuable upon exercise of options and warrants exercisable within 60 days after February 28, 2015 and zero shares of common stock that would be fully vested and issuable upon the vesting of RSUs within 60 days after February 28, 2015. The common stock beneficially owned by our Executive Vice President and General Manager, Dr. Venkatesan, is included in this total.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2014

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of Oncothyreon Inc. (Company) on behalf of the Company’s board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and an opinion on the Company’s internal controls over financial reporting, its judgments about the Company’s accounting principles and the other matters required to be discussed with the audit committee under standards of the Public Accounting Oversight Board, including Auditing Standards No. 16. The audit committee has received from Ernst & Young LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Ernst & Young LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of Ernst & Young LLP and has concluded that such non-audit services are compatible with the independence of Ernst & Young LLP.

The audit committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the 2014 audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

Daniel Spiegelman, Chairman
Ted W. Love W. Vickery Stoughton

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The board of directors is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full board of directors has retained responsibility for general oversight of risks. The board of directors satisfies this responsibility through full reports by each committee chairman regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the company.

Board Leadership Structure

The positions of chief executive officer and non-executive chairman of the board are held by two different individuals (Dr. Kirkman and Dr. Henney, respectively). Pursuant to our corporate governance principles, the board of directors has established the position of non-executive chairman in order to, in part, facilitate communication between management and our non-employee directors. Our board of directors has determined that the non-executive chairman will have many of the duties and responsibilities that a “lead independent director” might have and, therefore, has determined not to designate a separate “lead independent director.” This current structure allows our chief executive officer to focus on our day-to-day business while our non-executive chairman leads the board in its fundamental role of providing advice to and independent oversight of management. The board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position given our company’s stage of development, as well as the commitment required to serve as our non-executive chairman. The board of directors will continue to assess the appropriateness of this structure as part of the board of directors’ broader succession planning process.

Board of Directors and Committee Meetings

During 2014, our board of directors met nine times. During 2014, our audit committee met seven times, our compensation committee met five times and our corporate governance and nominating committee met two times. All of our directors attended more than 75% of the aggregate of all meetings of the board of directors and of the committees on which such director served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, our directors are encouraged to attend and all of our directors attended our 2014 annual meeting of stockholders except for Dr.  Henney.

Determinations Regarding Director Independence

The board of directors has determined that each of our current directors, except Dr. Kirkman, is an “independent director” as that term is defined by the applicable rules and regulations of The NASDAQ Stock Market. The independent directors generally meet in executive session at each quarterly board of directors meeting.

The board of directors has also determined that each member of the audit committee, the compensation committee, and the corporate governance and nominating committee meets the independence standards applicable to those committees prescribed by the applicable rules and regulations of The NASDAQ Stock Market, the SEC, and the Internal Revenue Service.

Finally, the board of directors has determined that Mr. Spiegelman, the chairman of the audit committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Code of Conduct

Our board of directors adopted a Code of Business Conduct and Ethics (the Code of Conduct) for all our officers, directors, and employees in March 2008, which was last amended in September 2010, and a Code of Ethics for the President and Chief Executive Officer, the Chief Financial Officer and Corporate Controller on March 25, 2003, which was subsequently amended on March 13, 2008, (the Code of Ethics). The Code of Conduct details the responsibilities of all our officers, directors, and employees to conduct our affairs in an honest and ethical manner and to comply with all applicable laws, rules, and regulations. The Code of Conduct addresses issues such as general standards of conduct, avoiding conflicts of interest, communications, financial reporting, safeguarding our assets, responsibilities to our customers, suppliers, and competitors, and dealing with governments. The Code of Ethics imposes additional requirements on our senior executive, financial and accounting officers with respect to conflicts of interest, accuracy of accounting records and periodic reports and compliance with laws. Each of the Code of Conduct and Code of Ethics is available on our website at www.oncothyreon.com.

Corporate Governance Guidelines

We have also adopted Corporate Governance Guidelines that outline, among other things, the role of the board of directors, the qualifications and independence of directors, the responsibilities of management, the board of directors, and the committees of the board of directors, board of directors evaluation and compensation, management succession, chief executive officer evaluation, and limitations on the authority of executive management. The Corporate Governance Guidelines are also available on our website at www.oncothyreon.com.

Committees of the Board of Directors

During 2014, our board of directors had three standing committees: the audit committee, the compensation committee (which has delegated certain responsibilities to the new employee option committee as set forth in the “Executive Compensation — Share Option Plan” section later in this proxy statement), and the corporate governance and nominating committee. All of the committee charters, as adopted by our board of directors, are available on our website at www.oncothyreon.com under “Corporate Governance.” The functions performed by each committee and the members of each committee are described below.

Audit Committee

We have a standing audit committee, which reviews with our independent registered public accounting firm the scope, results, and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (1) has direct responsibility for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, (2) establishes procedures for handling complaints regarding our accounting practices, (3) has authority to engage any independent advisors it deems necessary to carry out its duties, and (4) has appropriate funding to engage any necessary outside advisors. As of the date of this proxy statement, the members of the audit committee are Daniel Spiegelman (Chairman), Steven P. James, Dr. Ted W. Love and W. Vickery Stoughton. Following the 2015 annual meeting, the members of our audit committee will be Daniel Spiegelman (Chairman), Steven P. James and Dr. Ted W. Love. The board of directors has determined that Mr. Spiegelman, the chairman of the audit committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and is an “independent director” as that term is defined under the applicable rules and regulations of The NASDAQ Stock Market. The audit committee reviews and reassesses the adequacy of its charter on an annual basis.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs (other than compensation practices of our non-employee directors, which are overseen by the nominating and corporate governance committee), as more fully described in the “Executive Compensation — Compensation Discussion and Analysis” section later in this proxy statement. The current members of the compensation committee are Dr. Richard Jackson (Chairman), Dr. Christopher Henney and W. Vickery Stoughton. Following the 2015 annual meeting, the members of our compensation committee will be Dr. Ted W. Love (Chairman), Dr. Christopher Henney and Dr. Richard Jackson. The Compensation Committee Report is set forth in the “Executive Compensation — Compensation Committee Report” section later in this proxy statement.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee reviews candidates and makes recommendations of nominees for the board of directors. The corporate governance and nominating committee also oversees our corporate governance and compliance activities and compensation practices with respect to our non-employee directors. The corporate governance and nominating committee has not adopted a formal policy with respect to the consideration of director candidates recommended by stockholders given the lack of stockholder recommendations; however, if a stockholder delivered a written request to our corporate secretary which satisfied the notice, information, and other requirements set forth in our bylaws with respect to stockholder proposals, it would receive appropriate consideration. The corporate governance and nominating committee may consider in the future whether our company should adopt a more formal policy regarding stockholder nominations. As of the date of the filing of this proxy statement, the members of the corporate governance and nominating committee are Dr. Christopher Henney (Chairman), Dr. Richard Jackson and Daniel Spiegelman.

The corporate governance and nominating committee evaluates the qualifications of all director recommendations that are properly submitted by stockholders, management, members of the board of directors, and to the extent deemed necessary, third-party search firms. We have in the past paid a third party to assist us in identifying, evaluating, and screening potential candidates for nomination to the board of directors, and we may do so in the future. In assessing potential candidates, the corporate governance and nominating committee considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, depth of experience in the industry in which we compete, length of service, and other commitments. While there are no specific minimum qualifications, qualities or skills that are necessary to serve on the board of directors, the specific traits, abilities and experience that the corporate governance and nominating committee and the board look for in determining candidates for election to the board include, but are not limited to:

•	the highest ethical character and shared values with our company;

•	reputation consistent with our image;

•	significant accomplishments within their respective fields;

•	active and former chief executive officers of public companies and scientific, government, educational and non-profit institutions;

•	recognized leadership in the fields of medicine or biological sciences;

•	relevant expertise and experience and the ability to offer advice and guidance; and

•	ability to exercise sound business judgment.

In addition, the corporate governance and nominating committee considers the suitability of each candidate, taking into account the current members of the board of directors, in light of the current size and composition of the board of directors. The corporate governance and nominating committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the corporate governance and nominating committee strives to nominate directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee the our business. After completion of its evaluation of candidates, the corporate governance and nominating committee will recommend a slate of director-nominees to the board of directors. Each of the nominees named in this proxy statement and standing for election to the board of directors at this annual meeting was recommended by the corporate governance and nominating committee.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors should send their communications in writing to the attention of our corporate secretary at Oncothyreon Inc., 2601 Fourth Avenue, Suite 500, Seattle, Washington 98121. Our corporate secretary will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to our chairman of the board. If the communication requires a response, our corporate secretary will assist the board of directors in preparing the response.

Compensation of Directors

We pay our non-employee directors an annual cash fee of $50,000 for their service on our board of directors and its committees. We also pay the chairman of our board an additional annual fee of $50,000, the chairman of our audit committee an additional annual fee of $25,000, and the chairmen of our other standing committees of the board an additional annual fee of $5,000 each. In addition, each non-employee director is entitled to annual restricted share grant equal to the greater of (1) 7,500 RSUs and (2) $50,000 divided by the closing price of our common stock on the NASDAQ Global Market on the date of grant. Board members receive cash compensation in U.S. dollars. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

Fiscal Year 2014 Director Compensation

The following table sets forth compensation information for our non-employee directors for the year ended December 31, 2014. The table excludes Dr. Kirkman who did not receive any compensation from us in his role as director in the year ended December 31, 2014. All compensation numbers are expressed in U.S. dollars.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Total ($)
Christopher Henney	$105,000	$50,000	$155,000
Daniel Spiegelman	75,000	50,000	125,000
Richard Jackson	55,000	50,000	105,000
W. Vickery Stoughton	50,000	50,000	100,000
Ted W. Love	50,000	50,000	100,000

(1)	These amounts represent the aggregate grant date fair value of Restricted Share Units, or RSUs, granted in 2014.
(2)	As of December 31, 2014, our non-employee directors held RSUs as follows: Dr. Henney (32,381 RSUs); Dr. Jackson (32,381 RSUs); Mr. Stoughton (32,381 RSUs); Mr. Spiegelman (32,381 RSUs); Dr. Love (33,680 RSUs).
(3)	Approximately 75% of each RSU represents a contingent right to receive approximately 0.75 share of our common stock upon vesting and approximately 25% represents a contingent right to receive cash upon vesting. The cash payment is intended to facilitate the respective holder’s satisfaction of U.S. federal income tax obligations in connection with the vesting of the RSUs. Each RSU grant vests two years following the date of grant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes our executive compensation policies for our named executive officers, Dr. Kirkman, Ms. Eastland, Mr. Christianson, Dr. Hausman and Dr. Peterson.

Compensation Philosophy and Objectives

The principal objectives of our compensation policies and programs have been to attract and retain senior executive management, to motivate their performance toward clearly defined corporate goals, and to align their long term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value.

Our compensation programs have reflected, and we expect that they will continue to reflect, the fact that we are a biopharmaceutical company whose principal compounds are in pre-clinical and clinical development and subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years. In an effort to preserve cash resources, our historical compensation programs have focused on long-term equity incentives relative to cash compensation. This approach seeks to place a substantial portion of executive compensation at risk by rewarding our executive officers, in a manner comparable to our stockholders, for achieving our business and financial objectives.

In addition to long-term equity incentives, we have also implemented a performance-based cash bonus program for our executive officers. Payments under this performance-based cash bonus program are based on achievement of pre-established corporate performance goals. All of the performance goals of our executive officers are tied to corporate objectives to reflect the fact that our executive officers make key strategic decisions influencing our company as a whole.

We design and implement compensation programs that combine both cash incentive elements based on annual performance objectives and long-term equity elements. Our compensation committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between cash and equity compensation or among different forms of non-cash compensation. The compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based. In that regard, we expect to continue to use options or other equity incentives as a significant component of compensation because we believe that they align individual compensation with the creation of stockholder value, and we expect any payments under cash incentive plans to be tied to annual performance targets.

Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and work well in aligning the interests of our executive officers and stockholders and are instrumental to achieving our company objectives. In determining executive compensation for 2014, our compensation committee considered the stockholder support that the “Say-on-Pay” proposal received at our 2011 and 2014 annual meetings of stockholders. As a result, the compensation committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future. With respect to the frequency of future “Say-on-Pay” advisory votes, consistent with the recommendation of our board of directors and the outcome of the stockholder vote regarding the proposal at our 2011 annual meeting of stockholders, we determined to hold an advisory “Say-on-Pay” vote on the compensation of our executive officers every three years. Our next advisory “Say-on-Pay” vote will occur at our 2017 annual meeting of stockholders.

Role of Our Compensation Committee

As of the date of this proxy statement, our compensation committee is comprised of three non-employee members of our board of directors, Dr. Jackson, Dr. Henney and Mr. Stoughton, each of whom is an independent director under the applicable rules and regulations of The NASDAQ Stock Market and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Our compensation committee approves and oversees our executive compensation and benefit policies. Our compensation committee acts as the administrator of our equity incentive plans and approves all grants to our executive officers. Our compensation committee operates pursuant to a written charter under which our board of directors has delegated specific authority with respect to compensation determinations. Among the responsibilities of our compensation committee are the following:

•	evaluating our compensation practices and assisting in developing and implementing our executive compensation program and philosophy;

•	establishing a practice, in accordance with the applicable rules and regulations of The NASDAQ Stock Market, of determining the compensation earned, paid, or awarded to our chief executive officer independent of input from him; and

•	establishing a policy, in accordance with the applicable rules and regulations of The NASDAQ Stock Market, of reviewing on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate compensation levels for such officers.

The compensation committee’s charter allows the committee to form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate. For example, the compensation committee has delegated certain powers and authority to the new employee option committee as set forth in “— Share Option Plan” included elsewhere in this proxy statement.

Our chief executive officer actively supports the compensation committee’s work by providing information relating to our financial plans, performance assessments of our executive officers, and other personnel related data. In particular, our chief executive officer, as the person to whom our other executive officers report, is responsible for evaluating individual officers’ contributions to corporate objectives. Our chief executive officer, on an annual basis at or shortly after the end of each year, makes recommendations to the compensation committee with respect to merit salary increases, cash bonuses, and stock option grants or other equity incentives for our other executive officers. Our compensation committee meets to evaluate, discuss, modify or approve these recommendations. Without the participation of the chief executive officer, the compensation committee as part of the annual review process conducts a similar evaluation of the chief executive officer’s contribution and performance and makes determinations, at or shortly after the end of each year, with respect to merit salary increases, bonus payments, stock option grants, or other forms of compensation for our chief executive officer.

Our compensation committee has the authority under its charter to engage the services of outside advisors, experts, and others for assistance. The compensation committee did not rely on any outside advisors for purposes of structuring our 2014 compensation plan but did consider the survey data described below.

Competitive Market Review for 2014

The market for experienced management is highly competitive in the life sciences and biopharmaceutical industries. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting and retaining management from companies ranging from large and established pharmaceutical companies to entrepreneurial early stage companies. We expect competition for appropriate technical, commercial, and management skills to remain strong for the foreseeable future.

In making our executive compensation determinations for 2014, we benchmarked our compensation levels using the Radford Global Life Sciences Salary Survey. This survey includes life sciences companies based predominantly in biotechnology markets in the U.S. with which we compete for executive talent.

In evaluating the survey data, we compared our compensation practices and levels with the survey data. This information was used to determine appropriate levels of compensation based on market benchmarks for similarly situated officers.

Principal Elements of Executive Compensation

Our executive compensation program consists of five components:

•	base salary;

•	annual performance-based cash bonuses;

•	equity-based incentives;

•	benefits; and

•	severance/termination protection.

We believe that each of these components, combining both short and long-term incentives, offers a useful element in achieving our compensation objectives and that collectively these components have been effective in achieving our corporate goals.

Annual Review Process

Our compensation committee reviews data and makes executive compensation decisions on an annual basis, typically during the last quarter of the year and the first quarter of the new year. From time to time, the compensation committee may make mid-year changes to executive compensation based on new developments in our business or industry.

In connection with the annual goal setting process, executive officers are responsible for establishing and submitting for review to our chief executive officer (and in the case of our chief executive officer, directly to the compensation committee) their departmental goals and financial objectives. Our chief executive officer then compiles the information submitted and provides it, along with information relating to his own personal goals and objectives, to our compensation committee and board for review in the form of draft corporate objectives. Subsequently, our compensation committee, including our chief executive officer with respect to all officers other than himself and excluding our chief executive officer with respect to discussions of his own compensation, reviews, considers, and may amend the draft objectives prior to the compensation committee’s final approval of the objectives.

Weighting of Compensation Elements

Our compensation committee’s determination of the appropriate use and weight of each element of executive compensation is subjective, based on its view of the relative importance of each element in meeting our overall objectives and factors relevant to the individual executive. Like many biopharmaceutical companies with pre-clinical and clinical-stage products, we seek to place a significant amount of each executive’s total potential compensation “at risk” based on performance.

Base Salary

As part of the annual review process, our compensation committee makes its determinations of changes in annual base salary for executive officers. Base salary for our executive officers reflects the scope of their respective responsibilities, their relative seniority and experience, and competitive market factors including our compensation committee’s review of market compensation for executive officers of U.S. biopharmaceutical companies. Salary adjustments are typically based on competitive conditions, individual performance, changes in job duties, and our budget requirements. The compensation committee determined based on the factors above that it was appropriate to increase base salaries for each of our executive officers by 3% for 2014 in order to keep salaries for these officers at approximately the 50th percentile of the Radford Global Life Sciences Salary Survey. Effective January 2014, Dr. Kirkman’s base salary was increased to $435,000, Ms. Eastland’s base salary to $276,000, Mr. Christianson’s base salary to $310,000, Dr. Hausman’s base salary to $355,500 and Dr. Peterson’s base salary to $270,500. With respect to each executive officer, these base salaries were approximately consistent with the 50th percentile of the salaries reported in the Radford Global Life Sciences Salary Survey.

Variable Cash Compensation — Incentive Bonuses

We pay performance-based bonuses to our executive officers pursuant to our performance review policy, which we believe enhances each executive’s incentive to contribute to corporate objectives and aligns their interests with our stockholders’. Under the performance review policy, our executive officers are eligible to receive bonuses based on achievement of pre-established corporate performance goals. The weighting among the goals is individualized based on the nature of the executive’s role within the company. As further described in the paragraphs below, each goal is assigned a percentage for each executive based on the importance to us that the goal be achieved by that executive and the extent to which the goal falls within the executive’s area of operational control. Generally, achievement of a particular goal will result in the payment of the expected level of incentive compensation associated with such goal. Partial achievement can result in the payment of reduced or no incentive compensation and superior achievement of any performance goal may result in the payment in excess of the target level of incentive compensation; however, there is not a fixed formula for determining the amount of incentive compensation for partial or above target achievement. Rather, the compensation committee retains discretion to increase or decrease variable cash incentive compensation to our officers as it determines appropriate, based on actual achievement against the goals.

Typically, the maximum incentive compensation to which an executive officer is entitled is based on a percentage of such executive’s base salary. For example, if (1) an executive’s base salary is $100,000, (2) he or she is eligible to receive a bonus up to 50% of his base salary, or $50,000, (3) the compensation committee has established four performance goals, each weighted at 25% and (4) the compensation committee determines that the executive has achieved two of the four performance goals, then, the executive would be eligible to receive, subject to the discretion of the compensation committee, a bonus of $25,000.

Performance goals may be both qualitative and quantitative and are designed to be specific, measurable and completed within a fixed period of time. Although performance goals are intended to be achievable with significant effort, we do not expect that every goal will be actually attained in any given year. Our compensation committee is responsible for setting performance goals, assessing whether such goals have been achieved and determining the amount of bonuses (if any) to be paid with respect to our executive officers. Performance goals for the upcoming year are typically established at or shortly after the end of the prior year. Assuming that a determination is made that a bonus has been earned, we typically pay bonuses to executive officers shortly after the first scheduled meeting of the compensation committee each year. An individual must remain actively employed by the company through the actual date of payment to receive a bonus.

The 2014 performance goals approved by the compensation committee in January 2014 for each executive officer are set forth in the table below. With input from the board, the compensation committee selected these particular corporate objectives based on its judgment that they represented areas in which each of the executive officers have significant operational control and on which the board and compensation committee believed each of the executive officers should focus to move our strategic plan forward and enhance stockholder value. As is reflected in the table below, the weighting of specific performance goals varies among executive officers based on each executive officer’s role and position within the company. For example, because Dr. Hausman holds a position as our chief medical officer, the compensation committee felt it was appropriate to more heavily weight her bonus on achievement of certain clinical development milestones. Mr. Christianson and Dr. Peterson’s goals are more heavily weighted to the achievement of technical operations and pre-clinical assessment goals, respectively, to align their goals with their respective roles as our chief operating officer and chief scientific officer. Dr. Kirkman and Ms. Eastland’s goals are more heavily weighted toward the achievement of goals relating to cash position, investor perception and business development. Since the compensation committee believes that our performance is also determined by the performance of executive management acting collaboratively as a team, no corporate goal was assigned a weight of less than 5% for any of our executive officers.

Named Executive Officer	Cash Position (1)	Investor Perception (2)	Clinical Assessment (3)	Pre-Clinical Assessment (4)	Technical Operations (5)	Business Development (6)
Robert Kirkman	25%	20%	10%	10%	10%	25%
Julia Eastland	30	25	10	10	10	15
Gary Christianson	10	5	10	10	50	15
Diana Hausman	10	5	50	10	10	15
Scott Peterson	10	5	10	50	10	15

(1)	Have cash and investments as of December 31, 2014 sufficient to fund ONT-380 through Phase 2 data release.
(2)	Improve investor perception of the Company.
(3)	Timely complete dose escalation in ONT-380 trials; if supported by clinical data, timely initiate a Phase 2 trial of ONT-380; timely complete enrollment in expansion cohorts of ONT-10 Phase 1 trial and timely initiate an additional trial of ONT-10.
(4)	Timely complete evaluations of in-licensing candidates and complete studies in connection with ONT-380, ONT-10 and in-licensed molecule.
(5)	Timely complete supply, formulation and manufacturing goals with respect to ONT-10, PET Lipid A, and in-licensed molecule.
(6)	In-license or acquire a preclinical drug development candidate, complete partnership for ONT-10.

In September 2014, the compensation committee revised the 2014 performance goals to reflect goals and objectives related to our acquisition of protocell technology from Alpine in August 2014 and our entry into a collaboration with Adimab for the discovery of novel antibodies in October 2014. Accordingly, the pre-clinical assessment measurement was revised to include, in addition to the goals described above, the timely development of a strategy for immune-oncology antibody discovery and the timely initiation of two protocell toxicology studies. Additionally, the technical operations measurement was revised to include, in additional to the goals described above, the timely evaluation of manufacturing organizations for protocells and timely manufacturing goals with respect to ONT-380.

The target and actual bonus amounts for 2014 for our named executive officers are set forth below, based on achievement against the corporate performance goals. Specifically, the compensation committee determined the following: (1) the cash position goal was fully achieved; (2) the investor perception goal was fully achieved; (3) clinical goals were fully achieved; (4) preclinical goals were fully achieved; (5) technical operations goals were fully achieved; and (6) business development goals were fully achieved.

Named Executive Officer	Base Salary ($)	2014 Annual Target as Percentage of Base Salary	Target Bonus ($)	Target Goals Achieved	2013 Incentive Bonus Actually Paid ($)
Robert Kirkman	$435,000	50%	$217,500	100.0%	$217,500
Julia Eastland	276,000	30	82,800	100.0	82,800
Gary Christianson	310,000	35	108,500	100.0	108,500
Diana Hausman	355,000	35	124,425	100.0	124,425
Scott Peterson	270,500	30	81,150	100.0	81,150

In January 2015, the compensation committee approved performance goals for 2015. Dr. Kirkman, Ms. Eastland, Mr. Christianson, Dr. Hausman and Dr. Peterson are eligible to receive in 2015 incentive bonuses under our performance review policy of up to 50%, 35%, 35%, 35% and 35%, respectively, of their base salary. The compensation committee increased Ms. Eastland’s and Dr. Peterson’s bonus targets from 30% to 35% to reflect the relative importance of their contributions to the company and increase parity in the executive officer bonus targets. The 2015 performance goals for our executive officers relate to various corporate objectives, including objectives related to our financial condition, development of our product candidates and proprietary technologies, technical operations and certain business development activities (although the weighting for such performance goals will differ between such executive officers as described above).

Equity-based Incentives

We grant equity-based incentives to employees, including our named executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted any specific stock ownership guidelines, and our equity incentive plans have provided the principal method for named executive officers to acquire an equity position in our company.

Historically, we have granted options to our executive officers under our share option plan. Our share option plan permits the grant of stock options for shares of common stock. All equity incentive programs are administered by our compensation committee (other than grants of restricted share units to non-employee directors, which are overseen by the corporate governance and nominating committee and grants of stock options to certain new employees, which are overseen by the new employee option committee). To date, our equity incentive grants to executive officers have consisted of options under the share option plan. We use stock options as a long-term incentive vehicle because stock options align the interests of executives with those of our stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for our stockholders. In addition, stock options help to provide a balance to the overall executive compensation program as base salary and our bonus program focus on nearer-term achievements, while the grant and vesting of stock options is intended to focus executive efforts toward increasing stockholder value over the longer term.

The practice of our compensation committee has been to consider the annual grant of options to our executive officers in connection with the annual compensation review process. In making its determination of the size of annual option grants for our executive officers, the compensation committee considers the individual performance of the executive officer in the prior year, the industry experience and background of the executive officer, and the value of the executive officer’s outstanding equity grants in the then-current competitive environment, including the value of such outstanding equity grants as a retention tool. Adjustments may be made as the compensation committee deems reasonable to attract and retain executive officers in the competitive environment for highly qualified employees in which we operate.

In determining the annual option grants to executive officers, the compensation committee considered the roles and performance of each executive officer in the context of the company’s goals and priorities, and the long-term retention value of the overall outstanding option grants held by each of the executive officers. Accordingly, the compensation committee awarded stock option grants to the executive officers as set forth in the table below. The compensation committee decided that the somewhat larger size of the grants relative to historical grants was appropriate in light of our long-term retention objectives. The compensation committee also decided to grant Dr. Kirkman a comparatively larger award because of the importance of Dr. Kirkman’s continued leadership to the business operations and strategy of our company. The compensation committee also decided to grant Dr. Hausman and Dr. Peterson comparatively larger grants in light of the strategic importance of the achievement of our current clinical and pre-clinical objectives.

During 2014, we granted, in the aggregate, the following options to our executive officers as follows:

Named Executive Officer	Options (#)
Robert Kirkman	300,000
Julia Eastland	100,000
Gary Christianson	100,000
Diana Hausman	150,000
Scott Peterson	150,000

Our compensation committee believes that the size and terms of these stock option grants were reasonable given the need to ensure that equity incentive grants held by our executive officers effectively serve as a retention instrument.

These options vest as follows: 25% of the shares underlying the option will vest and become exercisable on the first anniversary of the grant date and thereafter 1/48th of the shares underlying the option will vest and become exercisable on each monthly anniversary of the grant date, subject to the executive officer’s continued service, such that the option will be fully exercisable on the fourth anniversary of the grant date.

The exercise price of these options was the closing sales price of our common stock on the date of grant, December 16, 2014, or $1.76.

Our practice has been to provide equity incentives principally in the form of stock option grants that vest over time. The stock option vesting period encourages executive retention over the term of the option. Our compensation committee may also consider alternative forms of equity in the future, such as performance shares, restricted share units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

Benefits

We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

•	health, dental insurance and vision (for the employee and eligible dependents);

•	flexible spending accounts for medical and dependent care;

•	life insurance;

•	employee assistance plan (for the employee and eligible dependents);

•	short- and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan with an employer match into the plan.

Severance/Termination Protection

We are a party to agreements with our executive officers that provide for benefits payable in connection with the termination of employment or a change in control. The compensation committee considers such benefits in order to be competitive in the hiring and retention of employees, including executive officers. When establishing the termination and change of control provisions in our agreements with our executive officers, the compensation committee considered industry practice and an analysis of current market trends.

In addition, these benefits are intended to incentivize and retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. The compensation committee believes that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave the company prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes. Such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent.

All arrangements with the named executive officers and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on December 31, 2014, are described in “— Termination and Change of Control Provisions under Offer Letters” and “— Potential Payments Upon Termination or Change in Control” included elsewhere in this proxy statement.

Accounting and Tax Considerations

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (Section 162(m)), limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility. Our options do not meet the requirements for exemption towards the $1,000,000 cap. While the compensation committee cannot determine with certainty how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our chief executive officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Compensation Committee Interlocks and Insider Participation

During 2014, Richard Jackson, Christopher Henney and W. Vickery Stoughton served on our compensation committee. During 2014, no member of our compensation committee was an officer or employee or formerly an officer of our company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served on our board of directors or on our compensation committee.

Risk Analysis of Compensation Plans

The mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

The compensation committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking; and

•	several categories of goals generally apply, so that if any particular goal is not achieved, then a disproportionate amount of total compensation is not forfeited.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, the compensation committee has recommended to the board of directors and the board of directors has approved, that the section captioned “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

Dr. Richard Jackson, Chairman
Dr. Christopher Henney
W. Vickery Stoughton

Summary Compensation Table — 2014, 2013, and 2012

The following table sets forth the compensation earned by or awarded to, as applicable, our principal executive officer, principal financial officer and other executive officers during each of 2014, 2013 and 2012. We refer to these officers in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert Kirkman President, Chief Executive Officer and Director	2014	$435,000	$360,000	$217,500	$12,455	$1,024,955
	2013	422,300	756,000	202,704	13,161	1,394,165
	2012	410,000	336,000	159,900	12,792	918,692

Julia Eastland Chief Financial Officer, Secretary and Vice President, Corporate Development	2014	276,000	120,000	82,800	8,292	487,092
	2013	267,800	189,000	76,725	8,526	542,051
	2012	260,000	168,000	60,840	8,292	497,132

Gary Christianson Chief Operating Officer	2014	310,000	120,000	108,500	9,017	547,517
	2013	300,760	189,000	100,529	9,515	599,804
	2012	292,000	168,000	87,892	9,252	557,144

Diana Hausman Chief Medical Officer	2014	355,000	180,000	124,425	10,268	670,193
	2013	345,050	189,000	96,787	10,843	641,680
	2012	335,000	168,000	82,410	10,542	595,952

Scott Peterson Chief Scientific Officer	2014	270,500	180,000	81,150	8,292	539,942
	2013	262,650	189,000	76,825	8,371	536,847
	2012	239,091	168,000	62,730	7,665	477,486

(1)	These amounts represent the aggregate grant date fair value of option awards for fiscal years 2014, 2013 and 2012. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2014, 2013 and 2012. The value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 7 — Share-based Compensation of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	The amounts in this column represent total performance-based bonuses earned for services rendered during the year under our performance review policy by our executive officers. Under the applicable bonus plan for each year, each executive was eligible to receive a cash bonus based on achievement of a combination of corporate objectives. See “— Compensation Discussion and Analysis — Variable Cash Compensation — Incentive Bonuses” included elsewhere in this proxy statement for additional information regarding our variable cash compensation policies for executive officers.
(3)	The amounts in this column consist of contributions made by us pursuant to our 401(k) plan and life insurance premiums.

Grants of Plan-Based Awards

The following table sets forth each grant of an award made to a named executive officer during 2014 under any of our incentive plans or equity plans.

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Robert L. Kirkman	December 16, 2014	$217,500	300,000	$1.76	$360,000

Julia Eastland	December 16, 2014	82,800	100,000	1.76	120,000

Gary Christianson	December 16, 2014	108,500	100,000	1.76	120,000

Diana Hausman	December 16, 2014	124,425	150,000	1.76	180,000

Scott Peterson	December 16, 2014	81,150	150,000	1.76	180,000

(1)	Except as otherwise noted below and consistent with the provisions of our share option plan in effect at the date of grant, all options reflected in the table had an exercise price equal to the closing sales price of our common stock as reported by The NASDAQ Global Market on the grant date. All options were granted under our share option plan.
(2)	In January 2015, the compensation committee determined that 100% of the target performance bonuses were earned in 2014.
(3)	Amounts represent the “Target” amount of each award. There was no set “Threshold” or “Maximum” performance bonus amounts established with respect to our 2014 non-equity incentive plan awards, pursuant to the description set forth under the heading “— Compensation Discussion and Analysis — Variable Cash Compensation — Incentive Bonuses” included elsewhere in this proxy statement.
(4)	These amounts represent the grant date fair value of option awards granted in 2014. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal year 2014. The value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Share-based Compensation” and “Note 6 — Share-based Compensation” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth the equity awards outstanding at December 31, 2014 for each of the named executive officers. Except as set forth in the footnotes to the following table, each stock option is fully vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($Cdn. or $U.S.)(1)		Option Expiration Date
Robert Kirkman	137,537	—	(2)	Cdn. $	8.04	May 3, 2015
	45,000	—	(3)		$3.43	June 4, 2016
	100,000	—	(4)		$1.10	March 11, 2017
	200,000	—	(5)		$4.71	December 3, 2017
	100,000	—	(6)		$3.32	December 1, 2018
	75,000	25,000	(11)		$6.92	December 1, 2019
	50,000	50,000	(12)		$4.74	December 12, 2020
	150,000	450,000	(13)		$1.74	December 12, 2021
	—	300,000	(14)		$1.76	December 16, 2022
Julia Eastland	40,000	—	(7)		$3.31	November 10, 2018
	50,000	—	(6)		$3.32	December 1, 2018
	37,500	12,500	(11)		$6.92	December 1, 2019
	25,000	25,000	(12)		$4.74	December 12, 2020
	37,500	112,500	(13)		$1.74	December 12, 2021
	—	100,000	(14)		$1.76	December 16, 2022
Gary Christianson	16,666	—	(8)	Cdn. $	6.72	June 29, 2015
	15,000	—	(3)		$3.43	June 4, 2016
	30,000	—	(4)		$1.10	March 11, 2017
	100,000	—	(5)		$4.71	December 3, 2017
	50,000	—	(6)		$3.32	December 1, 2018
	37,500	12,500	(11)		$6.92	December 1, 2019
	25,000	25,000	(12)		$4.74	December 12, 2020
	37,500	112,500	(13)		$1.74	December 12, 2021
	—	100,000	(14)		$1.76	December 16, 2022
Diana Hausman	30,000	—	(9)		$4.96	October 1, 2017
	50,000	—	(5)		$4.71	December 3, 2017
	50,000	—	(6)		$3.32	December 1, 2018
	37,500	12,500	(11)		$6.92	December 1, 2019
	25,000	25,000	(12)		$4.74	December 12, 2020
	37,500	112,500	(13)		$1.74	December 12, 2021
	—	150,000	(14)		$1.76	December 16, 2022
Scott Peterson	25,000	—	(10)		$6.56	August 1, 2017
	50,000	—	(5)		$4.71	December 3, 2017
	50,000	—	(6)		$3.32	December 1, 2018
	37,500	12,500	(11)		$6.92	December 1, 2019
	25,000	25,000	(12)		$4.74	December 12, 2020
	37,500	112,500	(13)		$1.74	December 12, 2021
	—	150,000	(14)		$1.76	December 16, 2022

(1)	In April 2008, the board of directors approved an amendment to our share option plan, which provided that the exercise price of any future grants would equal the closing price of our common stock traded on The NASDAQ Global Market on the date of grant. Unless otherwise indicated, all exercise prices are denominated in U.S. dollars.
(2)	This stock option fully vested on May 3, 2011.
(3)	This stock option fully vested on June 4, 2012.
(4)	This stock option fully vested on March 11, 2013.
(5)	This stock option fully vested on December 3, 2013.
(6)	This stock option fully vested on December 1, 2014.
(7)	This stock option fully vested on September 7, 2014.

(8)	This stock option fully vested on June 29, 2011.
(9)	This stock option fully vested on September 1, 2013.
(10)	This stock option fully vested on August 1, 2013.
(11)	This stock option fully vests on December 1, 2015, and 1/4 vests on the first anniversary of grant, with the balance vesting in monthly increments for 36 months following the first anniversary of grant.
(12)	This stock option fully vests on December 12, 2016, and 1/4 vests on the first anniversary of grant, with the balance vesting in monthly increments for 36 months following the first anniversary of grant.
(13)	This stock option fully vests on December 12, 2017, and 1/4 vests on the first anniversary of grant, with the balance vesting in monthly increments for 36 months following the first anniversary of grant.
(14)	This stock option fully vests on December 16, 2018, and 1/4 vests on the first anniversary of grant, with the balance vesting in monthly increments for 36 months following the first anniversary of grant.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options during 2014. We have not granted any stock awards to date to any of our named executive officers.

Employee Benefit Plans

Our share option plan, in which our employees and officers participate, provides for the acceleration of vesting of awards in connection with or following a change in control of the company. A “change in control” shall be deemed to have occurred if (i) our board of directors passes a resolution to the effect that, for purposes of the share option plan, a change in control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, 25% or more of our outstanding voting securities or any successor entity in any manner, including without limitation as a result of a takeover bid or an amalgamation with any other corporation or any other business combination or reorganization. See “— Share Option Plan” included elsewhere in this proxy statement.

Termination and Change of Control Provisions under Offer Letters

Dr. Robert Kirkman

We are a party to an offer letter with Dr. Kirkman, our president and chief executive officer, dated August 29, 2006 as amended in December 2008 and December 2009. Pursuant to the terms of the offer letter as amended, Dr. Kirkman will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of two years’ base salary, less required withholding; and

•	lump sum payment of two years’ equivalent of performance review bonus at target, less required withholding.

Additionally, if Dr. Kirkman is terminated for reasons other than cause (as defined in the December 2009 amendment), he will receive the following benefits:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Julia Eastland

We are a party to an offer letter dated August 17, 2010 with Julia Eastland, our chief financial officer, secretary and vice president, corporate development.

Pursuant to the terms of the offer letter, Ms. Eastland will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Ms. Eastland is terminated for reasons other than cause (as defined in the offer letter), she will receive the following benefits:

•	lump sum payment of nine month’s base salary, less required withholding; and

•	lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding.

Gary Christianson

We are a party to an offer letter dated June 29, 2007 as amended in December 2008 and December 2009, with Gary Christianson, our chief operating officer. Pursuant to the terms of the offer letter as amended, Mr. Christianson will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Mr. Christianson is terminated for reasons other than cause (as defined in the June 2007 offer letter), he will receive the following benefits:

•	lump sum payment of nine month’s base salary, less required withholding;

•	lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding; and

•	health insurance coverage for a period of nine months.

Dr. Diana Hausman

We are a party to an offer letter dated July 6, 2009, as amended December 2009, with Diana Hausman, M.D., our chief medical officer. Pursuant to the terms of the offer letter as amended, Dr. Hausman will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Dr. Hausman is terminated for reasons other than cause (as defined in the July 2009 offer letter), she will receive the following benefits:

•	lump sum payment of six month’s base salary, less required withholding; and

•	lump sum payment of six month’s equivalent of performance review bonus at target, less required withholding.

Dr. Scott Peterson

We are a party to an offer letter dated June 4, 2009, as amended December 2009 and January 2015, with Scott Peterson, Ph.D., our chief scientific officer. Pursuant to the terms of his offer letter as amended, Dr. Peterson will receive the following benefits if we undergo a change of control transaction (as defined in the share option plan), in addition to the stock option vesting acceleration described above:

•	lump sum payment of one year’s base salary, less required withholding; and

•	lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Additionally, if Dr. Peterson is terminated for reasons other than cause (as defined in the January 2015 amendment), he will receive the following benefits:

•	lump sum payment of nine month’s base salary, less required withholding; and

•	lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding.

Potential Payments Upon Termination or Change in Control

The tables below describe the payments and benefits our executive officers would be entitled to receive assuming the occurrence on December 31, 2014 of either a change of control transaction or termination of their employment without “cause” (as defined below). For additional details regarding the payments and benefits our named executive officers are entitled to, please see “—Termination and Change of Control Provisions under Offer Letters” included elsewhere in this proxy statement.

Dr. Robert Kirkman

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration (1)	Salary (2)	Insurance Benefits	Equity Acceleration (4)	Salary (5)	Insurance Benefits
Robert Kirkman	$114,000	$1,305,000	$—	$—	$652,500	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Kirkman on December 31, 2014, assuming a stock price of $1.90 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 31, 2014.
(2)	The amount shown in this column is a lump sum payment equal to two times Dr. Kirkman’s base salary for 2014 plus two year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Dr. Kirkman signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.
(3)	For purposes of Dr. Kirkman’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of him at our expense, (d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform his duties, which failure has continued for a period of at least 30 days after written notice by us.
(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Dr. Kirkman is terminated without cause.
(5)	The amount shown in this column is a lump sum payment equal to Dr. Kirkman’s base salary for 2014 plus one year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following termination other than for cause, subject to any payment delay in order to comply with Section 409A of the Internal Revenue Code.

Julia Eastland

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration (1)	Salary (2)	Insurance Benefits	Equity Acceleration (4)	Salary (5)	Insurance Benefits
Julia Eastland	$32,000	$358,800	$—	$—	$269,100	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Ms. Eastland on December 31, 2014, assuming a stock price of $1.90 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 31, 2014.
(2)	The amount shown in this column is a lump sum payment equal to Ms. Eastland’s base salary for 2014 plus one year’s equivalent of her performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Ms. Eastland signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.
(3)	For purposes of Ms. Eastland’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of her at our expense, (d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform her duties, which failure has continued for a period of at least 30 days after written notice by us.
(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Ms. Eastland is terminated without cause.
(5)	The amount shown in this column is a lump sum payment equal to nine months of Ms. Eastland’s base salary for 2014 plus nine month’s equivalent of her performance review bonus at target.

Gary Christianson

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration (1)	Salary (2)	Insurance Benefits	Equity Acceleration (4)	Salary (5)	Insurance Benefits
Gary Christianson	$32,000	$418,500	$—	$—	$313,875	$18,033

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Mr. Christianson on December 31, 2014, assuming a stock price of $1.90 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 31, 2014.
(2)	The amount shown in this column is a lump sum payment equal to Mr. Christianson’s base salary for 2014 plus one year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Mr. Christianson signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.

(3)	For purposes of Mr. Christianson’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of him at our expense, (d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform his duties, which failure has continued for a period of at least 30 days after written notice by us.
(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Mr. Christianson is terminated without cause.
(5)	The amount shown in this column is a lump sum payment equal to nine months of Mr. Christianson’s base salary for 2014 plus nine month’s equivalent of his performance review bonus at target. If Mr. Christianson is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code and any final regulations and official guidance promulgated thereunder, at the time of his separation from service, then, if required, the amounts shown in this column, which are otherwise due on or within the six-month period following the separation from service will accrue, to the extent required, during such six-month period and will become payable in a lump sum payment six months and one day following the date of separation from service.

Dr. Diana Hausman

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration (1)	Salary (2)	Insurance Benefits	Equity Acceleration (4)	Salary (5)	Insurance Benefits
Diana Hausman	$39,000	$479,925	$—	$—	$239,625	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Hausman on December 31, 2014, assuming a stock price of $1.90 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 31, 2014.
(2)	The amount shown in this column is a lump sum payment equal to Dr. Hausman’s base salary for 2014 plus one year’s equivalent of her performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Dr. Hausman signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.
(3)	For purposes of Dr. Hausman’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of her at our expense, d) material breach of any of our written policies, or (e) willful and continual failure substantially to perform her duties, which failure has continued for a period of at least 30 days after written notice by us.
(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Dr. Hausman is terminated without cause.
(5)	The amount shown in this column is a lump sum payment equal to six months of Dr. Hausman’s base salary for 2014 plus six month’s equivalent of her performance review bonus at target.

Dr. Scott Peterson

	Change of Control			Termination Other Than for Cause(3)
Name	Equity Acceleration (1)	Salary (2)	Insurance Benefits	Equity Acceleration (4)	Salary (5)	Insurance Benefits
Scott Peterson	$39,000	$351,650	$—	$—	$263,738	$—

(1)	The amount shown in this column is calculated as the spread value of all unvested stock options held by Dr. Peterson on December 31, 2014, assuming a stock price of $1.90 per share, the last reported sale price of our common stock on The NASDAQ Global Market on December 31, 2014.
(2)	The amount shown in this column is a lump sum payment equal to Dr. Peterson’s base salary for 2014 plus one year’s equivalent of his performance review bonus at target. Such payments will be made within 60 days following a change of control, provided that, within 45 days of a change of control, Dr. Peterson signs a separation agreement in a form reasonably satisfactory to us, which shall include a general release of all claims against us.

(3)	For purposes of Dr. Peterson’s offer letter, “cause” includes, among other things (a) willful engaging in illegal conduct or gross misconduct which is injurious to us, (b) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (c) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment of his at our expense, (d) material breach of any of our written policies or (e) willful and continual failure substantially to perform his duties, which failure has continued for a period of at least 30 days after written notice by us.
(4)	Pursuant to the terms of our share option plan, there is no acceleration of vesting if Dr. Peterson is terminated without cause.
(5)	The amount shown in this column is a lump sum payment equal to nine months of Dr. Peterson’s base salary for 2014 plus nine month’s equivalent of her performance review bonus at target.

Share Option Plan

Our board of directors adopted our share option plan on December 9, 1992 and our stockholders approved it on May 26, 1993. Our share option plan was amended and restated as of May 3, 2007, April 3, 2008, October 22, 2009, March 14, 2011, December 1, 2011 and December 4, 2014. Unless further amended by our stockholders, our share option plan will terminate on May 3, 2017. Our share option plan provides for the grant of nonstatutory stock options to selected employees, directors and persons or companies engaged to provide ongoing management or consulting services for us, or any entity controlled by us. The employees, directors and consultants who have been selected to participate in our share option plan are referred to below as “participants.”

Share Reserve

The total number of shares of common stock issuable pursuant to options granted under our share option plan shall, at any time, be 10% of our issued and outstanding shares of common stock. We had reserved a total of 7,067,314 shares of our common stock for issuance pursuant to our share option plan as of December 31, 2014. As of December 31, 2014, options to purchase 5,217,535 shares of our common stock were outstanding and 1,825,858 shares of our common stock were available for future grant under our share option plan.

Administration

Our compensation committee administers our share option plan. Under our share option plan, the plan administrator has the power, subject to certain enumerated restrictions in our share option plan, to determine the terms of the awards, including the employees, directors and consultants who will receive awards, the exercise price of the award, the number of shares subject to each award, the vesting schedule and exercisability of each award and the form of consideration payable upon exercise.

In addition, the compensation committee has delegated to the new employee option committee the authority to approve grants of stock options to newly hired employees who are not our chief executive officer, president, chief financial officer (or principal financial officer, if no person holds the office of chief financial officer), vice president or a Section 16 officer (as determined pursuant to the rules promulgated under the Securities Exchange Act of 1934). The new employee option committee is composed of our chief executive officer, our principal financial officer and our head of human resources. The new employee option committee meets during the last full week of each month and may only grant stock option awards. The stock options granted by the new employee option committee must have an exercise price equal to the closing sales price of our common stock as reported by The NASDAQ Global Market on the last trading day of the month in which such grants were approved. These grants must fall within a predetermined range approved by the compensation committee and may not deviate from the standard vesting terms (i.e., awards vest over a four year period, with 25% of the shares subject to an award vesting on the first anniversary of the optionee’s commencement of employment and the balance vesting in equal monthly increments for 36 months following the first anniversary of the commencement of employment).

Share Options

The exercise price of the shares subject to options granted under our share option plan shall be determined by our compensation committee or board of directors, but shall not be less than the fair market value of the shares. Generally, the exercise price will be the closing price of our common stock on the day of the option grant.

Termination of Service Provider Relationship

Upon the termination without cause of a participant’s employment or service with us (or any of our subsidiaries), other than a termination due to death or retirement (as such terms are defined in our share option plan), the participant’s option will continue to vest and may be exercised at any time up to and including, but not after, the date which is 180 days after the date of the termination or the date prior to the close of the business on the expiry date of the option, whichever is the earlier. If termination is for cause, the option will immediately terminate in its entirety. An option may never be exercised after the expiration of its term.

For our president or any of our vice presidents, in the event of a termination of the participant’s service or employment with us (or any of our subsidiaries) without cause, any option granted to the participant will continue to vest and may be exercised at any time up to and including, but not after, the date which is the second anniversary of the date of his or her termination or the date before the close of business on the expiry date of his or her option, whichever is the earlier.

In the event of the retirement, as such term is defined in our share option plan, of the participant while in the employment of us (or any of our subsidiaries), any option granted to the participant will continue to vest and may be exercised by the participant in accordance with the terms of the option at any time up to and including, but not after, the expiry date of the option.

In the event of the death of the participant (other than Dr. Kirkman) while in the employment or service of us (or any of our subsidiaries), the option will continue to vest and may be exercised by a legal representative of the participant at any time up to and including, but not after, the date which is 180 days after the date of the death of the optionee or before the close of business on the expiry date of the option, whichever is earlier.

In the event of the termination of service on account of disability of the participant (other than Dr. Kirkman) while in the employment or service of us (or any of our subsidiaries), the option will continue to vest and may be exercised by participant at any time up to and including, but not after, the date which is 180 days after the date of the disability of the participant or before the close of business on the expiry date of the option, whichever is earlier. In the event of Dr. Kirkman’s death or disability, options would continue to vest for 180 days, but would be exercisable at any time prior to the close of business on the expiry date of the option.

Effect of a Change in Control

Our share option plan provides that, if a change in control occurs, as such term is defined in our share option plan, including our merger with or into another corporation or the sale of all or substantially all of our assets, or if there is an offer to purchase, a solicitation of an offer to sell, or an acceptance of an offer to sell our shares of common stock made to all or substantially all of the holders of shares of common stock, a participant, who at the time of the change of control is an employee, director or service provider, shall have the right to immediately exercise his or her option as to all shares of common stock subject to such option, including as to those shares of common stock with respect to which such option cannot be exercised immediately prior to the occurrence of the change of control, and the participant shall have 90 days from the date of the change of control to exercise his or her option (unless the option expires prior to such date).

Transferability

Unless otherwise determined by the plan administrator, our share option plan generally does not allow for the sale or transfer of awards under our share option plan other than by will or the laws of descent and distribution, and awards may be exercised only during the lifetime of the participant and only by that participant or by the participant’s legal representative for up to 180 days following the participant’s death.

Additional Provisions

Our board of directors has the authority to amend (subject to stockholder approval in some circumstances) or discontinue our share option plan, so long as that action does not materially and adversely affect any option rights granted to a participant without the written consent of that participant.

During the period from January 1 to December 31, 2014, options to purchase 1,444,500 shares of common stock were granted under our share option plan at a weighted average exercise price of $1.82 per share.

Restricted Share Unit Plan

Our board of directors adopted our Restricted Share Unit Plan, or RSU Plan, on May 18, 2005 and our stockholders approved it on May 18, 2005. Our RSU plan provides for the grant of RSUs to non-employee members of our board of directors. Our RSU plan was amended and restated as of June 12, 2009 to add additional shares to the plan and again as of October 22, 2009 to remove references to the Toronto Stock Exchange and make certain other housekeeping changes necessitated by our voluntary delisting from the TSX. Pursuant to an October 2011 amendment to the RSU plan, we withhold 25% of the shares of our common stock otherwise deliverable in connection with the vesting of any RSU and instead deliver to each non-employee director an amount in cash equal to the fair market value of the withheld shares on the vesting date. The amendment is intended to facilitate satisfaction of the non-employee directors’ income tax obligation with respect to the vested RSUs. On June 6, 2014, our stockholders approved an increase of 500,000 shares in the number of shares of our common stock reserved for issuance under the RSU Plan and our board approved an administrative amendment to our RSU plan. The directors who receive RSUs under our restricted share unit plan are referred to below as participants.

Share Reserve

As of December 31, 2014, we have reserved a total of 966,666 of our shares of common stock for issuance pursuant to our RSU Plan. As of December 31, 2014, grants covering 163,204 shares of our common stock were outstanding, 530,910 shares of our common stock were available for future grant under our restricted share unit plan and 272,552 shares had been issued upon conversion of RSUs.

Administration

The corporate governance and nominating committee of our board of directors administers our restricted share unit plan. Under our restricted share unit plan, the plan administrator has the power, subject to certain enumerated restrictions in our restricted share unit plan, to determine the terms of the grants, including the directors who will receive grants, the grant period (as such term is defined in our restricted share unit plan) of any awards, and any applicable vesting terms in order for the restricted share units to be issued, and such other terms and conditions as the board of directors deems appropriate.

Each grant of restricted share units will be evidenced by a written notice, which we call the notice of grant, with such notice, along with our restricted share unit plan, governing the terms and conditions of the grant. Each notice of grant will state the number of restricted share units granted to the participant and state that each restricted share unit, subject to and in accordance with the terms of our restricted share unit plan, will entitle the participant to receive one share of our common stock in settlement of a restricted share unit granted pursuant to our restricted share unit plan.

Right to Restricted Share Units in the event of Death, Disability, Retirement, or Resignation

In the event of the death or disability of a participant while a director of us, and with respect to each grant of restricted share units for which the grant period has not ended and for which the restricted share units have not been otherwise issued prior to the date of death, all unvested restricted share units will immediately vest and the shares of our common stock subject to such restricted share units will be issued by the later of the end of the calendar year of the date of death, or by the 15th day of the third calendar month following the participant’s date of death.

In the event the participant’s service as a director terminates for any reason other than death or disability, and provided such participant is not a specified employee (as such term is defined in our restricted share unit plan) on the date of his or termination, with respect to the restricted share units as to which the release date (as such term is defined in our restricted share unit plan) has not occurred, and for which shares of our common stock have not been issued, the participant will receive such shares as if the grant period had ended and such shares will be issued by the later of the end of the calendar year of the date of termination or by the 15th day of the third calendar month following the date of the termination. If the participant is a specified employee on the date of his or her termination, and if such termination is for any reason other than death, with respect to the restricted share units as to which the release date has not occurred, and for which shares of our common stock have not been issued, the participant will receive such shares as if the grant period had ended and such shares will be delivered by the 30th day of the date following the date which is six months following the participant’s date of termination.

Effect of a Change in Control

In the event of a change in control (as such term is defined in the RSU Plan), with respect to all grants of restricted share units that are outstanding as of the date of such change in control, all unvested RSUs will immediately vest and each participant who has received any such grants will be entitled to receive, on the date that is ten business days following the change in control date, an amount in full settlement of each RSU covered by the grant. Such amount will be either one share of our common stock for each RSU, or if so specified in a written election by the participant, a cash payment equal to the special value (as such term is defined in the RSU Plan) for each covered RSU.

Transferability

The rights or interests of a participant under the RSU Plan will not be assignable or transferable, other than by will or the laws governing the devolution of property in the event of death and such rights or interests will not be encumbered.

Additional Provisions

Our board of directors has the authority to amend (subject to stockholder approval in some circumstances), suspend or terminate the RSU Plan in whole or in part from time to time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into the arrangements which are described where required under the heading titled “Executive Compensation — Employment Agreements and Offer Letters” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” above.

Dr. Jay Venkatesan was a stockholder in Alpine Biosciences, Inc., which we acquired through a merger in August 2014. Pursuant to the acquisition, Dr. Venkatesan received 3,304,633 shares of our common stock and Andaman Orphan Therapies, LLC, an entity controlled by Dr. Venkatesan, received 230,557 shares of our common stock. An additional 472,090 common shares and 32,936 common shares are held in escrow in the accounts of Dr. Venkatesan and of Andaman Orphan Therapies, LLC, respectively, and are subject to future release subject to the merger agreement. In connection with the Alpine acquisition, we also entered into a piggy back registration rights agreement with Dr. Venkatesan in which we agreed to provide certain registration rights to Dr. Venkatesan with respect to the Company’s common shares he acquired in the acquisition in the event we file a registration statement after February 4, 2015. Concurrent with the closing of the acquisition, Dr. Venkatesan became our Executive Vice President and General Manager.

Certain of our affiliates participated in our recent public underwritten offerings. In September 2014 we closed concurrent but separate underwritten offerings of 10,000,000 shares of our common stock at a price of $2.00 per share, for gross proceeds of $20.0 million, and 10,000 shares of our Series A convertible preferred stock at a price of $2,000 per share, for gross proceeds of $20.0 million. In February 2015 we closed concurrent but separate underwritten offerings of 13,500,000 shares of our common stock at a price of $1.50 per share, for gross proceeds of $20.3 million, and 1,333 shares of our Series B convertible preferred stock at a price of $1,500 per share for gross proceeds of $2.0 million. In these offerings, affiliates of BVF, Inc., a holder of more than 5% of our outstanding common stock, purchased 2,500 shares of our Series A preferred stock and 1,333 shares of our Series B preferred stock for an aggregate purchase price of $7.0 million. Separate but concurrent with the February offering, affiliates of BVF, Inc. also exchanged 4,000,000 shares of common stock for 4,000 shares of Series B preferred stock. Additionally, in connection with our public offerings, an affiliate of Ayer Capital Management, L.P., the managing member of which is Dr. Venkatesan, our Executive Vice President and General Manager, purchased 250,000 shares of our common stock for a purchase price of $0.5 million.

Approval Policies for Related Party Transactions

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where the company was, is or will be involved and in which a related party had, has or will have a direct or indirect material interest. Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to (1) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000, (2) transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction, (3) transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction, and (4) transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis. No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to (1) the benefits and perceived benefits to the company, (2) the materiality and character of the related party’s direct and indirect interest, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of the company and our stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2014, our directors, executive officers, and ten percent stockholders complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote by either (i) using the toll-free telephone number shown on your proxy card, (ii) casting your vote electronically at the web site listed on your Notice of Internet Availability or proxy card, or (iii) execute and return, at your earliest convenience, your proxy card. For specific instructions, please refer to the information provided on your Notice of Internet Availability.

By Order of the Board of Directors,

/s/ Julia M. Eastland
Julia M. Eastland Chief Financial Officer, Vice President of Corporate Development and Secretary

Seattle, Washington

April 23, 2015

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Standard Time, on June 8, 2015.

Vote by Internet

Go to www.envisionreports.com/ONTY

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors:

01 - Christopher Henney

For Withhold +

02 - Steven P. James

For Withhold

The Board of Directors recommends you vote FOR Proposal 2.

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 2 3 5 5 4 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02214C +

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.envisionreports.com/ONTY.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ONCOTHYREON INC.

Annual Meeting of Stockholders

JUNE 9, 2015 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of Oncothyreon Inc. (“Oncothyreon”) hereby nominates, constitutes and appoints Dr. Robert L. Kirkman and Ms. Julia Eastland, and each of them, jointly and severally, as true and lawful agents and proxies, with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Oncothyreon standing in my name on its books on April 16, 2015 at the Annual Meeting of Stockholders to be held at the Hotel Andra, 2000 Fourth Avenue, Seattle, Washington 98121, on June 9, 2015 at 9:00 a.m., local time, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as specified on the reverse.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “for” the proposals set forth on this proxy card.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted according to the discretion of the named proxies.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE